CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

We hereby consent to the use in this Post-Effective Amendment No. 21 to Registration Statement File No. 033-82570 on Form S-6 (the "Registration Statement") of (1) our report dated April 9, 2009, relating to the financial statements of the Subaccounts of MONY America Variable Account L of MONY Life Insurance Company of America and (2) our report dated March 13, 2009, relating to the financial statements of MONY Life Insurance Company of America, each of which appears in such Registration Statement. We also consent to the references to us under the headings "Independent registered public accounting firm" and "Financial statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
New York, New York
April 22, 2009